Filed pursuant to Rule 424(b)(3) Registration Statement No. 333-227270

PROSPECTUS SUPPLEMENT NO. 1

(TO PROSPECTUS DATED FEBRUARY 14, 2019)

MARY JANE’S CBD DISPENSARY, INC.

1,000,000 PRIMARY SHARES

2,852,007 SECONDARY SHARES

This prospectus supplement No. 1 supplements and amends the prospectus dated February 14, 2019 related to the sale or other disposition from time to time of up to 1,000,000 shares of common stock, par value $0.001 per share, of Mary Jane’s CBD Dispensary, Inc., a Nevada corporation (the “Company,” “we,” “us” or “our”), and the sale or other disposition of up to 2,852,007 shares of common stock, par value $0.001 per share, by the selling stockholders named in the prospectus.

This prospectus supplement should be read in conjunction with the prospectus dated February 14, 2019, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it.

There has been no market for our securities and a public market may never develop, or, if any market does develop, it may not be sustained. Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the Financial Industry Regulatory Authority ("FINRA") for our common stock to be eligible for trading on the OTCQB operated by OTC Market Group, Inc. We do not yet have a market maker who has agreed to file such application. There can be no assurance that our common stock will ever be quoted on a stock exchange or a quotation service or that any market for our stock will develop.

This prospectus supplement incorporates into our prospectus the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 25, 2019 and attached hereto.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 8 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 25, 2019

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 21, 2018

Mary Jane’s CBD Dispensary, Inc
(Exact name of registrant as specified in its charter)

Nevada	333-227270	83-1159128
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

302 West Victory Dr. Savannah GA	31405
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (816)-343-3102

Mary Jane’s Vape & Smoke Shop, Inc. (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      [ ]

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SECTION 5 – Corporate Governance and Management

ITEM 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Our board of directors and a majority of our shareholders approved an amendment to our Articles of Incorporation for the purpose of changing our name to “Mary Jane’s CBD Dispensary, Inc.”

A copy of the Certificate of Amendment that was filed with the Nevada Secretary of State on February 21, 2019 is attached hereto as Exhibit 3.1 and is incorporated by reference herein.

In connection with the name change, we have the following new CUSIP number: 57388X 109.

SECTION 9 – Financial Statements and Exhibits

ITEM 9.01	Financial Statements and Exhibits

Exhibit No.	Description
3.1	Certificate of Amendment, dated February 21, 2019

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mary Jane’s CBD Dispensary, Inc.

/s/ Moses Campbell
Moses Campbell Chief Executive Officer

Date: February 25, 2019

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BARBARA K. CEGAVSKE

Secretary of State

202 North Carson Street

Carson City, Nevada 89701-4201 (775) 684-5708

Website: www.nvsos.gov

*090204*

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incormoration For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.   Name of corporation:

Mary Jane’s Vape & Smoke Shop, Inc.

2.  The articles have been amended as follows: (provide article numbers, if available)

Article I

Name

The name of the corporation shall be Mary Jane’s CBD Dispensary, Inc. (hereinafter, the “Corporation”)

3.   The vote by which stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provision of the articles of incorporation* have voted in favor of the amendment is: Majority

4.   Effective date and time of filing: (optional) Date: ______ Time: ______

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

/s/ Moses Campbell

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

Revised: 1-5-15

This form must be accompanied by appropriate fees. Nevada Secretary of State Stock Amend Profit-After

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